EXHIBIT 28.01

                       LOEWS CORPORATION AND SUBSIDIARIES

      Reconciliation of Property/Casualty Reserves as shown on Schedule P to Reserves for Unpaid Claims and Claims Expense

                               December 31, 1993

  A reconciliation of property/casualty reserves as shown on Schedule P to reserves for unpaid claims and claims expense, as shown in the Form 10-K follows. Schedule P is from Continental Casualty Company's 1993 consolidated annual statutory statement provided to state insurance regulatory authorities. Statutory claims and claims expense reserves are present net of ceded reinsurance reserve. Under generally accepted accounting principles such reserves are recorded "gross" of reinsurance. Ceded reinsurance recoverables are recorded as assets.

Property/Casualty Reserve Reconciliation
Statutory Basis to Generally Accepted Accounting Principles
- --------------------------------------------------------------------------------
                                                                  (In thousands)

Total claims and claims expense per Schedule P ..................    $17,962,503
Non-domestic affiliates .........................................        358,778
Ceded claims and claims expense .................................      2,490,674
                                                                     -----------
     Reserve for claims and claims expense-gross ................    $20,811,955
                                                                     ===========